                                                                  EXH 24-1


          [Logo]


The Board of Directors
Investors Bank Corp.:


We consent to incorporation by reference in the registration statements (No. 33-12893, 33-20115 and 33-22880) on Form S-8 of Investors Bank Corp. of our report dated January 27, 1994, relating to the consolidated balance sheets of Investors Bank Corp. and subsidiary as of December 31, 1993 and 1992 and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on form 10-K of Investors Bank Corp.


/s/ KPMG Peat Marwick

March 30, 1994